Exhibit 99.1

FOR IMMEDIATE RELEASE

SEACOR HOLDINGS ANNOUNCES

APPOINTMENT OF NEW BOARD MEMBER

FORT LAUDERALE, Fla., April 7, 2020 (GLOBE NEWSWIRE) – SEACOR Holdings Inc. (NYSE: CKH) announced today that it has appointed Ms. Gail B. Harris to its board of directors effective April 6, 2020.

Gail Harris is the Lead Director of Evercore Inc., an independent investment banking advisory firm, where she also serves as Chair of the Nominating and Corporate Governance Committee and as a member of the Audit Committee. Ms. Harris is also on the Board of Cigna Life Insurance Company of New York and serves on the boards of several private companies.

Ms. Harris serves on the Dean's Advisory Council of Stanford Law School and on the Advisory Council of the Freeman Spogli Institute for International Studies at Stanford University. She is a member of the Council on Foreign Relations. Ms. Harris was a member of the Stanford University Board of Trustees until March 2018, where she chaired the Special Committee on Investment Responsibility, and was a member of the Finance and Audit Committees. Ms. Harris is President Emeritus and a current member of the Board of New York Cares, the largest non-profit for volunteering in New York City.

Ms. Harris received an A.B. with distinction from Stanford University and a J.D. from Stanford Law School. She began her legal career at Simpson Thacher & Bartlett LLP, a leading international law firm based in New York City, in 1977 and was a partner in the Corporate Department from 1984 to 1998. She was Of Counsel to Simpson Thacher through June 2011. Ms. Harris has extensive experience in general corporate and securities work, joint ventures, partnerships, acquisitions and dispositions.

Charles Fabrikant, SEACOR’s Executive Chairman and Chief Executive Officer, commented, “Gail brings extensive board, corporate governance, and legal experience to our board of directors and we are fortunate to have her joining us. My co-directors and I extend her a warm welcome.”

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About SEACOR Holdings

SEACOR Holdings Inc. is a diversified holding company with interests in domestic and international transportation and logistics, crisis and emergency management, and clean fuel and power solutions. SEACOR is publicly traded on the New York Stock Exchange under the symbol CKH.

For additional information, contact SEACOR at (954) 523-2200 or visit SEACOR’s website at www.seacorholdings.com.